                                                                    Exhibit 12.1

                         U. S. BANCORP AND SUBSIDIARIES
        COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                                                                        For the Years Ended December 31,
                                                              -----------------------------------------------------
                                                                1994       1993       1992       1991       1990
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                 (In Thousands)
Considering Interest on Deposits as an Operating Expense
Net income..................................................  $ 151,495  $ 257,949  $ 148,184   $190,926   $190,791
Accounting changes..........................................         --         --     59,890         --         --
Income taxes................................................     64,601    126,300     92,548     84,534     75,058
                                                              ---------  ---------  ---------  ---------  ---------
  Earnings before income taxes and accounting changes.......    216,096    384,249    300,622    275,460    265,849
                                                              ---------  ---------  ---------  ---------  ---------
Add fixed charges
  Interest on borrowed funds including capitalized
   interest.................................................    173,826    139,890    183,214    245,685    313,807
  Interest income from federal funds sold (A)...............     (2,591)    (4,233)   (10,851)   (23,207)   (23,129)
  Interest component of leases (B)..........................     15,174     13,985     12,888     11,932     10,505
                                                              ---------  ---------  ---------  ---------  ---------
Total fixed charges.........................................    186,409    149,642    185,251    234,410    301,183
  Less capitalized interest.................................        (93)       (96)      (470)    (1,532)       (77)
                                                              ---------  ---------  ---------  ---------  ---------
Fixed charges...............................................    186,316    149,546    184,781    232,878    301,106
                                                              ---------  ---------  ---------  ---------  ---------
Earnings before income taxes, accounting changes and fixed
 charges....................................................  $ 402,412  $ 533,795  $ 485,403   $508,338   $566,955
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Ratio of earnings to total fixed charges....................       2.16x      3.57x      2.62x      2.17x      1.88x
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Considering Interest on Deposits as Fixed Charges
Fixed charges as shown above................................  $ 186,316  $ 149,642  $ 185,251   $234,410   $301,183
Interest on deposits........................................    344,194    365,791    448,372    625,166    712,103
                                                              ---------  ---------  ---------  ---------  ---------
Total fixed charges.........................................    530,510    515,433    633,623    859,576  1,013,286
Less capitalized interest...................................        (93)       (96)      (470)    (1,532)       (77)
                                                              ---------  ---------  ---------  ---------  ---------
Fixed charges...............................................    530,417    515,337    633,153    858,044  1,013,209
Add earnings before income taxes and accounting changes.....    216,096    384,249    300,622    275,460    265,849
                                                              ---------  ---------  ---------  ---------  ---------
Earnings before income taxes, accounting changes and fixed
 charges....................................................  $ 746,513  $ 899,586  $ 933,775  $1,133,504 $1,279,058
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges..........................       1.41x      1.75x      1.47x      1.32x      1.26x
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

- ------------------------------
(A) Approximates interest expense related to federal funds purchased transactions for purposes other than the funding of banking subsidiaries' operations.
(B) Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.